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                                                                   EXHIBIT 23.16

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Charter Communications, Inc.:


     We consent to the incorporation by reference in the Post-effective Amendment No. 1 to Form S-1 registration statement on Form S-3 of Charter Communications, Inc. of our reports relating to the consolidated balance sheets of Bresnan Communications Group LLC and its subsidiaries as of December 31, 1998 and 1999 and February 14, 2000 and the related consolidated statements of operations and members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1999 and the period ended February 14, 2000 which reports are incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the registration statement.


                                       /s/  KPMG LLP

Denver, Colorado

January 26, 2001